Exhibit 99.1

News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com
First Solar, Inc. Announces 2008 Second Quarter Financial Results
Tempe, AZ — July 30, 2008 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the second quarter ended June 28, 2008. Quarterly revenues were $267.0 million, up from $196.9 million in the first quarter of fiscal 2008 and up from $77.2 million in the second quarter of fiscal 2007.
Net income for the second quarter of fiscal 2008 was $69.7 million or $0.85 per share on a fully diluted basis, compared to net income of $46.6 million or $0.57 per share on a fully diluted basis for the first quarter of fiscal 2008. Net income for the second quarter of fiscal 2007 was $44.4 million or $0.58 per share on a fully diluted basis, which included a one-time income tax benefit of $39.2 million that resulted from the reversal of valuation allowances against previously established U.S. deferred income tax assets.
First Solar will discuss these results and expected results for fiscal 2008 in a conference call scheduled for today at 1:30 p.m. PDT (4:30 p.m. EDT). Investors may access a live audio web cast of this conference call in the Investors section of the company’s website at http://www.firstsolar.com. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until August 1, 2008 at 8:59 p.m. PDT (11:59 p.m. EDT) and can be accessed by dialing 888-266-2081 or 703-925-2533 and entering access ID number 1255716.
 About First Solar, Inc.
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor technology and provides comprehensive photovoltaic (PV) solutions that significantly reduce solar electricity costs. By enabling clean, renewable electricity at competitive prices, First Solar provides an economic and environmentally responsible alternative to peaking fossil-fuel electric generation. First Solar PV power plants operate with no water, air emissions or waste stream. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry’s first comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment.

For First Solar Investors:
This press release contains forward-looking statements based on current information and expectations and are subject to uncertainties and changes in circumstances and do not constitute guarantees of future performance. The statements involve a number of factors that could cause actual results to differ materially from those statements, including the risks as described in the company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$267,041	$77,223	$463,956	$144,172
Cost of sales	122,341	48,852	214,932	85,759

Gross profit	144,700	28,371	249,024	58,413

Operating expenses:
Research and development	7,725	3,763	12,485	6,821
Selling, general and administrative	43,626	17,285	72,297	30,975
Production start-up	4,622	1,523	17,383	9,997

Total operating expenses	55,973	22,571	102,165	47,793

Operating income	88,727	5,800	146,859	10,620
Foreign currency gain (loss)	647	21	1,421	(249)
Interest income	4,923	3,773	11,608	7,900
Interest expense, net	—	(1,283)	(4)	(1,484)
Other income (expense), net	(441)	(447)	(819)	(614)

Income before income taxes	93,856	7,864	159,065	16,173
Income tax benefit (expense)	(24,185)	36,554	(42,775)	33,273

Net income	$69,671	$44,418	$116,290	$49,446

Net income per share:
Basic	$0.87	$0.61	$1.46	$0.68

Diluted	$0.85	$0.58	$1.42	$0.65

Weighted-average number of shares used in per share calculations:
Basic	79,877	72,596	79,468	72,472

Diluted	82,004	76,089	81,806	75,740

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 28,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$511,244	$404,264
Marketable securities — current	121,760	232,686
Accounts receivable, net	49,994	18,165
Inventories	106,902	40,204
Deferred project costs	1,407	2,643
Economic development funding receivable	897	35,877
Deferred tax asset, net — current	14,184	3,890
Prepaid expenses and other current assets	32,185	64,780

Total current assets	838,573	802,509
Property, plant and equipment, net	674,268	430,104
Deferred tax asset, net — noncurrent	55,279	51,811
Marketable securities — noncurrent	28,208	32,713
Restricted investments	29,950	14,695
Goodwill	33,829	33,449
Other assets — noncurrent	15,023	6,031

Total assets	$1,675,130	$1,371,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,483	$26,441
Income tax payable	51,197	24,487
Accrued expenses	120,526	81,438
Short-term debt	—	24,473
Current portion of long-term debt	24,629	14,836
Other current liabilities	40,414	14,803

Total current liabilities	279,249	186,478
Accrued collection and recycling liabilities	23,567	13,079
Long-term debt	108,547	68,856
Other liabilities — noncurrent	13,166	5,632

Total liabilities	424,529	274,045
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 80,037,993 and 78,575,211 shares issued and outstanding at June 28, 2008 and December 29, 2007, respectively	80	79
Additional paid-in capital	1,127,247	1,079,775
Accumulated earnings	129,185	12,895
Accumulated other comprehensive income (loss)	(5,911)	4,518

Total stockholders’ equity	1,250,601	1,097,267

Total liabilities and stockholders’ equity	$1,675,130	$1,371,312